Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On November 6, 2012, United States Cellular Corporation (“U.S. Cellular”) entered into a Purchase and Sale Agreement with subsidiaries of Sprint Nextel Corporation (“Sprint”). The Purchase and Sale Agreement also contemplates certain other agreements, collectively with the Purchase and Sale Agreement referred to as the “Divestiture Transaction.”

The Purchase and Sale Agreement provides that U.S. Cellular will transfer to Sprint certain rights and assets (collectively, the “Subject Assets”), and Sprint will assume certain liabilities (“Subject Liabilities”), related to U.S. Cellular’s Chicago, central Illinois, St. Louis and certain Indiana/Michigan/Ohio markets (the “Divestiture Markets”), in consideration for $480 million in cash at closing (“Purchase Price”), subject to pro-rations of certain assets and liabilities.  U.S. Cellular will retain all other assets (“Retained Assets”) and liabilities (“Retained Liabilities”) related to the Divestiture Markets.  U.S. Cellular is not transferring and will continue to operate and provide services in Peoria, Rockford and certain other areas in Illinois, and in Columbia, Joplin, Jefferson City and certain other areas in Missouri.

On April 3, 2013, U.S. Cellular entered into an agreement relating to the Partnerships (as defined below) with Cellco Partnership d/b/a Verizon Wireless (“Verizon Wireless”).  U.S. Cellular holds a 60.00% interest in St. Lawrence Seaway RSA Cellular Partnership (“NY1”) and a 57.14% interest in New York RSA 2 Cellular Partnership (“NY2” and, together with NY1, the “Partnerships”).  The remaining interests are held by Verizon Wireless.  The Partnerships are operated by Verizon Wireless under the Verizon Wireless brand.  Because U.S. Cellular owns a greater than 50% interest in each of these markets and based on U.S. Cellular’s rights under the Partnership Agreements, prior to April 3, 2013, U.S. Cellular consolidated the financial results of these markets in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The agreement amends the Partnership Agreements in several ways, which provide Verizon Wireless with substantive participating rights that allow Verizon Wireless to make decisions that are in the ordinary course of business of the Partnerships and which are significant to directing and executing the activities of the business.   Accordingly, as required by GAAP, effective April 3, 2013, U.S. Cellular will deconsolidate the Partnerships and thereafter will report them as equity method investments in its consolidated financial statements (the “Deconsolidation”).

The unaudited pro forma financial information is based on financial statements prepared in accordance with GAAP.  In addition, the unaudited pro forma financial information is based upon available information and assumptions that U.S. Cellular considers to be reasonable, and have been made solely for purposes of developing such unaudited pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the Securities and Exchange Commission (“SEC”).

The unaudited pro forma financial information is based on various assumptions. The actual results reported by U.S. Cellular in periods following the Divestiture Transaction and the Deconsolidation may differ significantly from those reflected in this unaudited pro forma financial information.  As a result, the unaudited pro forma financial information does not purport to project the future financial condition and results of operations of the consolidated company. The pro forma assumptions and adjustments are described in the accompanying schedules.  Pro forma adjustments are shown in the “Divestiture Markets” and “NY1 & NY2” columns and are those that are directly attributable to the transaction, are factually supportable and, with respect to the unaudited pro forma Statement of Operations, are expected to have a continuing impact on the consolidated results. Pro forma adjustments do not include allocations of corporate costs, as those costs are not directly attributable to these transactions.

The unaudited pro forma financial information should be read together with U.S. Cellular’s audited consolidated financial statements and accompanying notes, as of and for the fiscal year ended December 31, 2012, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in U.S. Cellular’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on February 26, 2013, and U.S. Cellular’s Quarterly report on Form 10-Q for the period ended March 31, 2013, which was filed with the SEC on May 3, 2013.

The unaudited pro forma Statement of Operations for the year ended December 31, 2012 and the three months ended March 31, 2013 give effect to the Divesture Transaction and the Deconsolidation as if those transactions had occurred effective January 1, 2012, the beginning of U.S. Cellular’s 2012 fiscal year.

United States Cellular Corporation Pro Forma Statement of Operations (Unaudited)
		Less:
Year Ended December 31, 2012	As Reported	Divestiture Markets (1)	NY1 & NY2 (2)	Pro Forma
(Dollars and shares in thousands, except per share amounts)
Operating revenues
Service	$4,098,856	$420,342	157,807	$3,520,707
Equipment sales	353,228	35,797	11,164	306,267
Total operating revenues	4,452,084	456,139	168,971	3,826,974

Operating expenses
System operations (excluding Depreciation, amortization and accretion reported below)	946,805	89,648	40,432	816,725
Cost of equipment sold	935,947	92,955	23,683	819,309
Selling, general and administrative (including charges from affiliates of $104.3 million)	1,764,933	143,706	46,317	1,574,910
Depreciation, amortization and accretion	608,633	104,060	10,262	494,311
(Gain) loss on asset disposals and exchanges, net	18,088	9,210	-	8,878
(Gain) loss on sale of business and other exit costs, net	21,022	24,445	-	(3,423)
Total operating expenses	4,295,428	464,024	120,694	3,710,710

Operating income	156,656	(7,885)	48,277	116,264

Investment and other income (expense)
Equity in earnings of unconsolidated entities	90,364	-	(28,407)	118,771
Interest and dividend income	3,644	-	-	3,644
Gain (loss) on investment	(3,718)	-	-	(3,718)
Interest expense	(42,393)	(279)	-	(42,114)
Other, net	500	-	90	410
Total investment and other income (expense)	48,397	(279)	(28,317)	76,993

Income (loss) before income taxes	205,053	(8,164)	19,960	193,257
Income tax expense (benefit) (3)	63,977	(3,088)	-	67,065

Net income	141,076	(5,076)	19,960	126,192
Less: Net income attributable to noncontrolling interests, net of tax	(30,070)	-	(19,960)	(10,110)
Net income attributable to U.S. Cellular shareholders	$111,006	$(5,076)	$-	$116,082

Basic weighted average shares outstanding (4)	84,645	-	-	84,645
Basic earnings per share attributable to U.S. Cellular shareholders	$1.31	$-	$-	$1.37

Diluted weighted average shares outstanding (4)	85,067	-	-	85,067
Diluted earnings per share attributable to U.S. Cellular shareholders	$1.30	$-	$-	$1.36

United States Cellular Corporation Pro Forma Statement of Operations (Unaudited)
		Less:
Three Months Ended March 31, 2013	As Reported	Divestiture Markets (1)	NY1 & NY2 (2)	Pro Forma
(Dollars and shares in thousands, except per share amounts)
Operating revenues
Service	$996,349	$95,244	$40,816	$860,289
Equipment sales	85,397	4,643	2,486	78,268
Total operating revenues	1,081,746	99,887	43,302	938,557

Operating expenses
System operations (excluding Depreciation, amortization and accretion reported below)	216,299	20,355	11,701	184,243
Cost of equipment sold	241,691	9,230	5,446	227,015
Selling, general and administrative (including charges from affiliates of $23.5 million)	420,080	24,844	11,808	383,428
Depreciation, amortization and accretion	189,845	55,969	2,735	131,141
Loss on asset disposals, net	5,434	780	-	4,654
(Gain) loss on sale of business and other exit costs, net	6,931	7,118	-	(187)
Total operating expenses	1,080,280	118,296	31,690	930,294

Operating income	1,466	(18,409)	11,612	8,263

Investment and other income (expense)
Equity in earnings of unconsolidated entities	26,835	-	(6,824)	33,659
Interest and dividend income	903	-	-	903
Interest expense	(10,910)	(80)	-	(10,830)
Other, net	(215)	-	7	(222)
Total investment and other income (expense)	16,613	(80)	(6,817)	23,510

Income (loss) before income taxes	18,079	(18,489)	4,795	31,773
Income tax expense (benefit) (3)	7,369	(6,994)	-	14,363

Net income	10,710	(11,495)	4,795	17,410
Less: Net income attributable to noncontrolling interests, net of tax	(5,796)	-	(4,795)	(1,001)
Net income attributable to U.S. Cellular shareholders	$4,914	$(11,495)	$-	$16,409

Basic weighted average shares outstanding (4)	83,838	-	-	83,838
Basic earnings per share attributable to U.S. Cellular shareholders	$0.06	$-	$-	$0.20

Diluted weighted average shares outstanding (4)	84,403	-	-	84,403
Diluted earnings per share attributable to U.S. Cellular shareholders	$0.06	$-	$-	$0.19

The unaudited pro forma balance sheet gives effect to the Divestiture Transaction and Deconsolidation as if those transactions had occurred effective March 31, 2013.

United States Cellular Corporation Pro Forma Balance Sheet — Assets (Unaudited)
		Less:
March 31, 2013	As Reported	Divestiture Markets (5)	NY1 & NY2 (6)	Pro Forma
(Dollars in thousands)
Current assets
Cash and cash equivalents	$419,696	$(480,000)	$-	$899,696
Short-term investments	110,585	-	-	110,585
Accounts receivable
Customers and agents	314,463	-	11,723	302,740
Roaming	29,132	-	-	29,132
Affiliated	44	-	-	44
Other	51,062	-	23,910	27,152
Inventory	139,136	-	-	139,136
Income taxes receivable	2,776	-	-	2,776
Prepaid expenses	64,365	-	25	64,340
Net deferred income tax asset	36,302	-	-	36,302
Other current assets	17,111	-	-	17,111
	1,184,672	(480,000)	35,658	1,629,014

Assets held for sale (7)	213,593	213,593	-	-

Investments
Licenses	1,470,944	-	-	1,470,944
Goodwill	421,743	-	33,714	388,029
Customer lists, net of accumulated amortization of $96,843	68	-	-	68
Investments in unconsolidated entities	165,529	-	(120,000)	285,529
Long-term investments	40,142	-	-	40,142
	2,098,426	-	(86,286)	2,184,712
Property, plant and equipment
In service and under construction	7,562,931	-	139,112	7,423,819
Less: Accumulated depreciation	4,614,423	-	57,697	4,556,726
	2,948,508	-	81,415	2,867,093

Other assets and deferred charges	78,436	-	69	78,367

Total assets	$6,523,635	$(266,407)	$30,856	$6,759,186

United States Cellular Corporation Pro Forma Balance Sheet — Liabilities and Equity (Unaudited)
		Less:
March 31, 2013	As Reported	Divestiture Markets (5)	NY1 & NY2 (6)	Pro Forma
(Dollars and shares in thousands)
Current liabilities
Current portion of long-term debt	$93	$-	$-	$93
Accounts payable		-
Affiliated	8,792	-	5,048	3,744
Trade	281,762	-	5,073	276,689
Customer deposits and deferred revenues	202,209	-	-	202,209
Accrued taxes	43,357	(138,458)	-	181,815
Accrued compensation	50,698	-	-	50,698
Other current liabilities (7)	98,657	(18,360)	-	117,017
	685,568	(156,818)	10,121	832,265

Liabilities held for sale (7)	18,360	18,360	-	-

Deferred liabilities and credits
Net deferred income tax liability	857,439	26,301	-	831,138
Other deferred liabilities and credits	292,687	-	726	291,961

Long-term debt	878,975	-	-	878,975

Commitments and contingencies

Noncontrolling interests with redemption features	466	-	-	466

Equity
U.S. Cellular shareholders' equity
Series A Common and Common Shares
Par Value ($1 per share) ($33,006 Series A Common and $55,068 Common Shares)	88,074	-	-	88,074
Additional paid-in capital	1,417,308	-	-	1,417,308
Treasury shares, at cost, 4,383 Common Shares	(183,385)	-	-	(183,385)
Retained earnings	2,403,325	(154,250)	(23,762)	2,581,337
Total U.S. Cellular shareholders' equity	3,725,322	(154,250)	(23,762)	3,903,334

Noncontrolling interests (8)	64,818	-	43,771	21,047

Total equity	3,790,140	(154,250)	20,009	3,924,381

Total liabilities and equity	$6,523,635	$(266,407)	$30,856	$6,759,186

(1)     The “Divestiture Markets” column reflects amounts included in the “As Reported” column that are directly attributable to the transaction, are factually supportable and are expected to have a continuing impact on the consolidated results.

(2)     The “NY1 & NY2” column reflects amounts included in the “As Reported” column that are directly attributable to the Deconsolidation, are factually supportable and are expected to have a continuing impact on the consolidated results as a result of the Deconsolidation.  NY1 & NY2 Equity in earnings of unconsolidated entities represents U.S. Cellular’s share of NY1 & NY2 net income for the period based on U.S. Cellular's interests in the Partnerships.

(3)     The income tax expense (benefit) is based on U.S. Cellular’s statutory tax rate applied to the cumulative effect of changes within the Divestiture Markets.

(4)     The number of basic and diluted shares outstanding did not change as a result of the Divestiture Transaction or the Deconsolidation.

(5)     Reflects the receipt of cash of approximately $480 million from Sprint.  As a result of the sale of assets and liabilities to Sprint, U.S. Cellular will recognize a gain of approximately $154 million, net of income tax expense of approximately $112 million.  This has not been included as a pro forma adjustment to the unaudited pro forma Statements of Operations due to its non-recurring nature but has been recorded in the unaudited pro forma Balance Sheet as of March 31, 2013.  The following table provides a reconciliation of the Retained Earnings impact resulting from the Divestiture Transaction:

(Dollars in thousands)
Divestiture Markets Retained Earnings Reconciliation
Cash proceeds	$480,000
Change in assets and liabilities, net (7)	(213,593)
Current and deferred tax effect	(112,157)
Gain, net of tax	$154,250

Sprint will be required to reimburse U.S. Cellular up to $200 million for certain network decommissioning costs, network site lease rent and termination costs, network access termination costs, and employee termination benefits for specified engineering employees (the “Sprint Cost Reimbursement”).  The receipt of the Sprint Cost Reimbursement amounts will be recorded in (Gain) loss on sale of business and other exit costs, net. Such gains recorded as a result of the Sprint Cost Reimbursement will be partially offset by related decommissioning costs that are incurred, as costs that are not already accrued as a component of the liability for asset retirement obligations will also be recorded in (Gain) loss on sale of business and other exit costs, net.  The Sprint Cost Reimbursement has not been reflected in the unaudited pro forma Statements of Operations or Balance Sheet because these amounts will not be received until U.S. Cellular incurs the related costs after the closing of the Divestiture Transaction.

(6)     As a result of the Deconsolidation, NY1 & NY2 assets and liabilities previously reflected in “As Reported” amounts are removed.  In addition, in accordance with GAAP, as a result of the Deconsolidation, U.S. Cellular’s interest in the Partnerships is reflected in Investments in unconsolidated entities at fair value as of April 3, 2013. The fair value of U.S. Cellular’s interest in the Partnerships is estimated to be in the range of $112 million to $128 million.  U.S. Cellular therefore expects to recognize a non-cash pre-tax gain in the range of $16 million to $32 million. For purposes of the unaudited pro forma financial information contained herein, U.S. Cellular assumed a fair value of approximately $120 million, which generated a non-cash pre-tax gain of approximately $24 million. This gain has not been included as a pro forma adjustment to the unaudited pro forma Statements of Operations due to its non-recurring nature but has been recorded in the unaudited pro forma Balance Sheet as of March 31, 2013.  Recording U.S. Cellular’s interest in the Partnerships requires various assumptions, including allocation of the excess of fair value over book value to the assets and liabilities of the Partnerships.  Due to the incomplete fair value allocation primarily related to FCC licenses, customer lists and goodwill and the related useful lives, Equity in earnings of unconsolidated entities does not reflect adjustments related to depreciation or amortization of definite-lived tangible or intangible assets.  The actual results reported by U.S. Cellular in periods following the Deconsolidation may differ significantly from those reflected in the pro forma financial information contained herein.  The following table provides a reconciliation of the Retained Earnings impact resulting from the Deconsolidation:

(Dollars in thousands)
NY1 & NY2 Retained Earnings Reconciliation
Estimated Fair Value of NY1 & NY2	$120,000
Existing investment balance	(62,524)
Existing goodwill related to NY1 & NY2	(33,714)
Gain	$23,762

(7)     At March 31, 2013, the following assets and liabilities were classified in U.S. Cellular’s Consolidated Balance Sheet as “Assets held for sale” and “Liabilities held for sale” as a result of the Divestiture Transaction:

(Dollars in thousands)
Assets held for sale
Licenses	$140,599
Goodwill	72,994
Total	$213,593

Liabilities held for sale
Customer deposits and deferred revenues	$18,360

Amounts recorded as Liabilities held for sale will transfer to Sprint upon the closing of the transaction.  Per the Purchase and Sale Agreement with Sprint, the amount of the liabilities transferred to Sprint will be offset against future amounts owed to U.S. Cellular by Sprint under certain other agreements in connection with the Divestiture Transaction.  Therefore, Other current liabilities of $18,360 were recorded in the Consolidated Balance Sheet to reflect this obligation.

(8)     As a result of the Deconsolidation, U.S. Cellular’s investment balances in NY1 and NY2 will be recorded as Investments in unconsolidated entities, thereby eliminating the noncontrolling interest portion previously recorded when NY1 and NY2 were consolidated.